Exhibit 8.2

Squire Patton Boggs (US) LLP 4900 Key Tower 127 Public Square Cleveland, Ohio 44114 O +1 216 479 8500 F +1 216 479 8780 squirepattonboggs.com

May 4, 2021

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, PA 19010

Re:	Merger of Bryn Mawr Bank Corporation with and into WSFS Financial Corporation

Ladies and Gentlemen:

We have acted as counsel to Bryn Mawr Bank Corporation, a Pennsylvania corporation (“Bryn Mawr”), in connection with the proposed merger (the “Merger”) of Bryn Mawr, with and into WSFS Financial Corporation, a Delaware corporation (“WSFS”), with WSFS surviving, pursuant to the Agreement and Plan of Merger and Reorganization, dated as of March 9, 2021, by and between Bryn Mawr and WSFS (the “Merger Agreement”). The Merger is described in the proxy statement/prospectus of WSFS and Bryn Mawr (“Proxy Statement/Prospectus”), which is part of the registration statement filed on Form S-4 by WSFS with the U.S. Securities and Exchange Commission, as amended or supplemented through the date hereof (the “Registration Statement”) in connection with the Merger. At your request, and in connection with the filing of the Registration Statement, we are rendering this opinion concerning certain United States federal income tax matters. Capitalized terms used but not defined herein shall have the meaning ascribed to them in the Merger Agreement.

In providing our opinion, we have examined the Merger Agreement, the Proxy Statement/Prospectus, the Registration Statement and such other documents as we have considered necessary or appropriate for purposes of our opinion. In addition, in rendering this opinion, we have relied upon the representations set forth in the officer’s certificates of Bryn Mawr and WSFS provided to us and dated on or about the date hereof (the “Officer’s Certificates”). We have assumed that: (i) the Merger will be consummated pursuant to and in accordance with the provisions of the Merger Agreement and as described in the Registration Statement (and no transaction or condition described therein and affecting this opinion will be waived by any party to the Merger Agreement); (ii) the statements concerning the Merger and the parties thereto set forth in the Merger Agreement are true, complete and correct, and the Registration Statement is true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter; (iii) any such statements made in the Merger Agreement or the Registration Statement qualified by knowledge, intention, belief or any other similar qualification are true, complete and correct, and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification; (iv) the factual statements and representations made by each of Bryn Mawr and WSFS in the Officer’s Certificates are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter; (v) any such statements and representations made in the Officer’s Certificates qualified by knowledge, intention, belief, or any similar qualification are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time of the Merger and thereafter, in each case as if made without such qualification; (vi) the Officer’s Certificates have been executed by appropriate and authorized officers of Bryn Mawr and WSFS; (vii) the parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, their respective covenants and agreements contained in the Merger Agreement; and (viii) Bryn Mawr, WSFS, and their respective subsidiaries will treat the Merger for United States federal income tax purposes in a manner consistent with the opinion set forth below. If any of the above described assumptions are untrue for any reason or if the Merger is consummated in a manner that is different from the manner described in the Merger Agreement or the Registration Statement, our opinion as expressed below may be adversely affected.

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Squire Patton Boggs (US) LLP	Bryn Mawr Bank Corporation May 4, 2021 Page 2

Based upon and subject to the foregoing, and our consideration of such other matters of fact and law as we have considered necessary or appropriate, we hereby confirm to you that the statements set forth under the caption “Material U.S. federal income tax consequences relating to the Merger” in the Proxy Statement/Prospectus included in the Registration Statement, subject to the limitations and qualifications set forth therein, constitute our opinion as to the material United States federal income tax consequences of the Merger to U.S. holders of Bryn Mawr common stock.

We express no opinion on any issue relating to the tax consequences of the Merger or any other transaction contemplated by the Registration Statement other than the opinion set forth above. Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform any of Bryn Mawr or WSFS of any such change or inaccuracy that may occur or come to our attention.

This opinion is being furnished solely in connection with the filing of the Registration Statement and may not be used or relied upon for any other purpose, and may not be circulated, quoted, or otherwise referenced for any purpose whatsoever without our express written consent. We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement and to references to our opinion in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the U.S. Securities and Exchange Commission thereunder.

Respectfully Submitted,

/s/ Squire Patton Boggs (US) LLP